Exhibit (c)(2)

Deutsche Bank

Corporate Banking & Securities

CONFIDENTIAL

Presentation to the Special Committee of Dawn

June 24, 2013

Deutsche Bank Securities Inc., a subsid diary of Deutsche Bank AG, conducts investment banking and securities activities in the United States.

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This Presentation is (i) for discussion purposes only; and (ii) speaks only as of the date it is given, reflecting prevailing market conditions and the views expressed are subject to change based upon a number of factors, including market conditions and the Recipient’s business and prospects. The Information, whether taken from public sources, received from the Recipient or elsewhere, has not been verified and Deutsche Bank has relied upon and assumed without independent verification, the accuracy and completeness of all information which may have been provided directly or indirectly by the Recipient. No representation or warranty is made as to the Information’s accuracy or completeness and Deutsche Bank assumes no obligation to update the Information. The Presentation is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by Deutsche Bank. The analyses contained in the Presentation are not, and do not purport to be, appraisals of the assets, stock, or business of the Recipient. The Information does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects.

The Presentation is not exhaustive and does not serve as legal, accounting or tax advice. Nothing herein shall be taken as constituting the giving of investment advice and this Presentation is not intended to provide, and must not be taken as, the basis of any decision and should not be considered as a recommendation by Deutsche Bank. Recipient must make its own independent assessment and such investigations as it deems necessary. In preparing this presentation Deutsche Bank has acted as an independent contractor and nothing in this presentation is intended to create or shall be construed as creating a fiduciary relationship between the Recipient and Deutsche Bank.”

Deutsche Bank

Corporate Banking & Securities

Contents

Section

1 Perspectives on Dawn today 2

2 DHM’s proposal is attractive and compelling 12

3 Timing and proposed next steps 22

Deutsche Bank

Corporate Banking & Securities

David H. Murdock (“DHM”) proposal summary

All-cash proposal of $12.00 per share

Proposed equity purchase price ($mm) $1,082(a)

Total enterprise purchase price ($mm) 1,522(a)

Management Research

guidance consensus

2013E EBITDA ($mm) $150 $139

Implied TEV / 2013E EBITDA 10.2x 11.0x

Financing from own funds and debt from leading financial institutions including Deutsche Bank (“highly confident” letter provided)

Proposal conditional upon approval by:

1. Dawn’s Special Committee, and

2. a majority of outstanding shares not already owned

Proposal to be withdrawn or terminated if a definitive merger agreement has not been executed by July 31, 2013

(a) Total enterprise value based on 2013 Q1 reported shares outstanding and $440mm in net debt, as reported by Dawn on 5/2/2013.

Source: Factset and research estimates

Deutsche Bank

Corporate Banking & Securities

1

Deutsche Bank

Corporate Banking & Securities

Section 1

Perspectives on Dawn today

Growth has been flat in Dawn’s core markets and competitive pressures have impacted pricing over an extended period

Dawn geographic revenue breakdown (CY2012(a))

Dawn is highly exposed to the low growth US and European fruit markets, particularly bananas which represent ~57% of Dawn total sales

Latin/Other 7%

Europe 32%

North America 61%

Dawn product revenue breakdown (CY2012(a))

Fresh vegetables 27%

Fresh fruit 73%

Other fresh fruit 16%

Bananas 57%

Historical US fresh fruit consumption (lbs / capita)

101 101 103 101 100 103 105

98 99 100 97 98

2000-2011 CAGR=0.3%

2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011

Historical US banana consumption (lbs / capita)

2000-2011 CAGR=(1.0%)28

27 27 26 26 26 26 26

25 25 25 22

2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011

Historical US banana prices ($ / metric ton)

2008 – YTD 2013 CAGR = 0.9%(b)

$968 $984 $920 $868 $844 $847

2008 2009 2010 2011

2012

YTD 2013

(a)	Pro forma for divestiture of Dawn Asia to ITOCHU.

(b) CAGR calculated based on $880 average price / metric ton from January 2008 to May 2008 and YTD 2013 $9220 / metric ton.

Source: Company filings, USDA and Worldbank

Deutsche Bank

Corporate Banking & Securities

2

Dawn operates in an unpredictable and volatile sector

Financial performance consistently deteriorating due to varying factors

Factors impacting results

- ✓ Tariff regulations
- ✓ Weather
- ✓ Demand / supply mismatches
- ✓ Political climate
- ✓ Competitive pressures / pricing / capacity
- ✓ Fuel prices
- ✓ FX fluctuations
- ✓ Health related recalls / lawsuits

Significant cost savings from restructuring have not prevented a decline in EBITDA and margin

Restructuring costs / expected savings since 2010

	Restructuring costs ($mm)		Expected savings ($mm)	
	Total ops.	Con't. ops.	Total ops.	Con't. ops.
2010	$21	$20	NA	NA
2011	30	16	38	NA
2012	4	4	24	NA
2013	NA	NA	NA	20

Dawn revenue[a]



$4,155
$4,147
$4,238
$4,245
$4,243
(0.2%)
2.2%
0.2%
(0.1%)
NA
2009
2010
2011
2012
2013E[c] cons
2013E[d] mgmt
Revenue
% growth

Dawn adj. EBITDA[b]



(21%)
(13%)
$217
$204
$196
$172
$139
~$150
4.6%
4.4%
4.1%
4.0%
3.3%
2009
2010
2011
2012
2013E[c] cons
2013E[d] mgmt
Adj. EBITDA
% margin

Issues affecting performance

2010	– Lower banana volumes – Unfavorable FX – Higher fruit costs – Lower local pricing in Europe – Weather conditions
2011	– Lower demand in Europe – Higher commodity costs – Challenging weather
2012	– Lower fresh fruit pricing in North America – Higher fruit costs for European imports
2013	– Uneven weather conditions – Lower pricing and higher costs

Dawn management has communicated its operational challenges to "the Street"

Q3 2012

"…We see a lot of problems in farms in Latin America that may result in kind of lower than normal values in the second half and about the same thing in Asia…"

…"The exchange rate kind of was one of the variables that hurt us from which we might not have expected…"

Q4 2012

"… The environment in packaged salads remains very competitive with a continued increase of private label…Supply is tight due to the prolonged supply problems triggered by cold weather conditions in Arizona…"

"…cost of fruit especially has increased (since 2006) even more so the margins are being squeezed…"

Q1 2013

"…looking to the second quarter, there is volatility in earnings from both of our fresh produce businesses…"

"…for the full year 2013, we expect the overall lower earnings in bananas and berries to put pressure on our expected adjusted EBITDA at the low end of the guidance range…"

"…there's no shortage of (banana) volume in North America and competition is very aggressive right now, driving down just the annual contract prices. .."

Deutsche Bank
Corporate Banking & Securities

(a) All years pro forma for $539 million of revenue from divested German subsidiary which was sold in 4Q 2011.
(b) 2009 – 2011 EBITDA margins calculated off of 2009 – 2011 revenues prior to adjustment for divestiture of German subsidiary.
(c) Current research estimates.
(d) Current management guidance.
Source: Company filings, transcripts and research estimates

3

The outlook has materially softened over the past several months

Research consensus 2013E EBITDA estimates for Dawn have been reduced 38% since the ITOCHU transaction was announced

Dawn 2013E EBITDA research consensus(a)

$223 $223 $221 $221

$172 $172

$152

$143 $141 $139

Current management guidance: ~$150mm

Sept – ’12 Oct – ’12 Nov – ’12 Dec – ’12 Jan – ’13 Feb – ’13 Mar – ’13 Apr – ’13 May – ’13 Jun – ‘13

Management guidance on 2013E EBITDA

$170

(7%)(b) $150 ~ $150

Jan – ’13 Feb – ’13

Dawn 2013E EPS research consensus(a)

$1.20 $1.20 $1.20 $1.20

$0.80 $0.80

$0.54

$0.51

$0.46

$0.44

Sept – ’12 Oct – ’12 Nov – ’12 Dec – ’12 Jan – ’13 Feb – ’13 Mar – ’13 Apr – ’13 May – ’13 Jun – ‘13

Deutsche Bank (a) Based on research estimates considering continuing operations only. 4 (b) Represents a decline from $160mm, the mid-point of January’s 2013E EBITDA guidance range, to $150mm.

Corporate Banking & Securities Source: Company filings and research estimates

Forward visibility remains low

There is significant spread on EBITDA and EPS estimates for 2013E and 2014E

EBITDA estimates

CY2013E

BB&T

Janney

Goldman Sachs

BAML

$151

$150

$137

$116

% from consensus

9% 8% (1%) (16%)

Consensus average: $139

CY2014E

Janney

BAML

Goldman Sachs

$175 $165 $162

% from consensus

5% (1%) (3%)

Consensus average: $167

EPS estimates

Goldman Sachs

BB&T

Janney

BAML

$0.60

$0.44

$0.42

$0.30

% from consensus

36%

0%

(5%)

(32%)

Consensus average: $0.44

BAML

Goldman Sachs

Janney

$0.70

$0.64

$0.60

% from consensus

8% (1%) (7%)

Consensus average: $0.65

Deutsche Bank Source: Factset and research estimates 5

Corporate Banking & Securities

Recent events demonstrate the challenges of operating in the public market

The market's focus on short-term results causes significant volatility in Dawn's share price

Date	Event	One-day share price reaction (%)
February 22, 2013	– Announced Dawn Asia divestiture will close by April 1, 2013 – ITOCHU paid Dawn a $200mm non-refundable cash deposit – Company amended 2013E EBITDA guidance to be on the low end of $150 - $170mm range previously stated on January 2, 2013	2.7%
March 12, 2013	– Dawn released earnings for Q4 2012 and FY 2012 – Dawn announced operations in the Philippines were impacted by approximately $49mm in costs as a result of Typhoon Bopha	(9.0%)
March 14, 2013	– The European General Court in Luxembourg affirmed the European Commission's October 15, 2008 decision finding violations of the European competition laws and imposed a €46mm fine on Dawn – Dawn announced their plan to appeal the decision	1.6%
March 27, 2013[(a)]	– Dawn settled the Company's long term Japanese Yen hedges for $25mm after entering into an agreement to do so March 8, 2013	N/A[(a)]
April 1, 2013	– Dawn closed a $675mm term loan and a $180mm revolving credit facility	(1.9%)
May 2, 2013	– Dawn released earnings for Q1 2013 – Dawn reiterated plans to settle its $135mm Honduran tax liability by the end of June 2013	(6.6%)
May 9, 2013	– Dawn announced the Board had authorized a $200mm share repurchase program	4.6%
May 28, 2013	– Dawn announced it agreed to acquired three new specialty built refrigerated container ships for $168mm – Also suspended the recently announced share repurchase program – Dawn announced that a bad strawberry harvest would cost the company $25mm	(6.0%)

(a) Not publicly released on March 27, 2013. Company stated settlement date on May 2, 2013.

Deutsche Bank
Corporate Banking & Securities
6

The market has not rewarded Dawn’s significant strategic initiatives

Share price performance since:(a)

vs. vs. Dawn S&P peers(b) Strategic review guidance 17% 18% 9% (5/3/12)

Dawn relative (1%) 8% performance

ITOCHU announcement (21%) 15% 8% (9/12/12)

Dawn relative

(36%) (29%) performance

Rebased to Dawn stock price

9/12/2012: Announcement 11/15/2012: Announcement 5/28/2013:

5/3/2012: Dawn Announcement of 6/10/2013: Day of sale of Packaged Foods of Q3 earnings miss, citing announces review of investment in prior to DHM and Asia Fresh China / Philippines strategic alternatives refrigerated container proposal businesses to ITOCHU; quarantine and adverse expected annual cost growing conditions ships announcement savings of $50mm

1/2/2013: Downward revision of 2013E guidance, following challenging market results

$16 $14 $12 $10 $8 $6 05/01/12 06/20/12 08/10/12 09/29/12 11/19/12 01/09/13 02/28/13 04/20/13 06/10/13

Dawn S&P 500

(a) Share price performance between date indicated and day prior to DHM proposal announcement (6/10/13). (b) Peer index includes Chiquita, Fresh Del Monte, and Fyffes, weighted by market capitalization.

Source: Factset and Company filings

Deutsche Bank 7 Corporate Banking & Securities

Additional standalone strategic alternatives are limited

Focused business

Sales breakdown by channel	Sales breakdown by geography



Fresh vegetables 27%
Fresh fruit 73%



Latin/Other 7%
Europe 32%
North America 61%

One of the smaller companies in the peer group with only a $551mm float



% float(a)
60%
72%
83%
$913
$363
$551
$769
$2,621
Dawn(b)
Commodity fruit and vegetable peers
Mid-cap packaged food peers

Future investment needs limit flexibility for growth investments

Net leverage



+1.2x
2.3x
3.5x
Post refinancing
Post refinancing after $168mm ship investment

Market is already factoring non-core asset sales into share price

"We also recognize potential for Dawn to announce a repurchase plan were it to close on its land sales with the Hawaii government (the $170mn press reported price tag equates to 18% of Dawn's market cap). But we already give the company credit for this in our valuation consideration."

- Goldman Sachs, 5/8/13

"Our $12 fair value estimate values Dole at 11x FY14E FCF/share, including $2 from monetization of its non-core Hawaiian land assets held-for-sale."

- Janney, 5/3/13

Deutsche Bank
Corporate Banking & Securities

(a) Percent float for peers represents market cap weighted average for each sub set. Commodity fruit and vegetable peers include Chiquita and Fresh Del Monte. Mid-cap packaged food peers include B&G Foods, Dean Foods, Flower Foods, Hain Celestial, Hillshire Brands, Lancaster Colony, Pinnacle Foods, Post Holdings, Snyders-Lance and TreeHouse Foods.

(b) Assumes 89.5 million of basic shares outstanding and 35.6 million shares owned by David H. Murdock, representing a public float of 60.3% or $551 million.

Source: Company filings

8

Perspectives on alternatives to the proposal

– Limited capacity given investment needs

Dawn recently undertook

– Recent business volatility also limits capacity as public company a strategic alternatives

Large share repurchase / dividend – Already small float for share repurchase review, giving the Special

– Dawn trading well above historical and peer valuation levels

Committee recent insights

– Dawn trades primarily on EBITDA, not clear share repurchase results in value uplift into potential alternatives

– Limited portion of non-core assets are monetizable in foreseeable future Sale of non-core assets to delever / – Most assets have been marketed for extended period

– No buyer at asking price as of yet return capital – Tax leakage

– Value already factored into Dawn valuation

– Limited scope of businesses Sale / spin-off of additional businesses

– Itochu deal shows impact on share price temporary and uncertain

Additional restructurings to streamline – Significant efforts already underway and reflected in share price business – Previous restructurings have not stemmed margin deterioration

– Limited capacity unless issue equity and dilute current holders Significant acquisition – Targets primarily smaller, unlikely to move the needle near-term

– Attractive assets expected to be expensive

– Expect limited interest

– Financing considerations if all cash Sale to / merger with industry competitor

– If stock as consideration – market exposure, lack of additional liquidity, timing

– Regulatory considerations

Sale to / merger with non-industry – Expect limited interest participant – Time to understand business

– Unlikely to be able to pay 10x+ EBITDA multiple based on historical transactions in commodity Sale to financial buyer food area

– Significant equity percentage of purchase price / unfamiliarity with business impact ability to pay

– Time to understand business

Deutsche Bank 9 Corporate Banking & Securities

Operating Dawn as a private company is the best alternative

As a public company, Dawn would suffer, in the foreseeable future, from:

– A challenging operating environment

– Continued growth and margin pressure

– Volatile earnings in a market focused on short-term performance

As a public company, Dawn has limited strategic options

– Recent strategic actions have only had limited beneficial effect on stock price

– Dawn’s focused portfolio and small size limits further divestiture alternatives

– Sales of non-core assets are longer-term options that are already factored into the share price

– Investment needs and leverage limit near-term flexibility to invest for growth

Operating Dawn as a private company is the best alternative

– Dawn will continue to operate in a challenging, volatile and competitive environment for the foreseeable future

– Investments and operational restructurings are needed to continue to ensure competitive advantage and to position Dawn for future growth, of which will not show immediate returns

– In this context, Dawn will benefit from operating in a private environment with access to patient, committed capital that is not subject to short-term market demands

– In a private setting, Dawn may also be able to realize tax savings to further enhance cash flows and investment capacity

10

Corporate Banking & Securities

Deutsche Bank

Operating as a private company is the best alternative

(continued)

Case study: recent additions to owned vessel fleet

Operating Dawn as a ƒ In Q2 ’13, an opportunity arose to acquire new specialty built refrigerated container ships at an attractive private company provides price flexibility to make investment and operating decisions based on long-

ƒ Dawn conducted an analysis evaluating the benefits of this investment in new vessels vs. other term strategic goals, alternatives for transportation whereas the public markets are often focused – Dawn evaluated the return on capital of these alternatives, in comparison to the then outstanding share on the short-term repurchase program

ƒ It was determined that acquiring three new built ships would represent the most attractive allocation of capital of the alternatives considered

ƒ The decision to purchase the ships was announced on May 28, 2013, concurrent with the indefinite suspension of the Company’s share repurchase program

ƒ On the day of this announcement, Dawn’s share price declined 6%

Deutsche Bank 11 Corporate Banking & Securities

Deutsche Bank

Corporate Banking & Securities

Section 2

DHM’s proposal is attractive and compelling

Attractive and compelling proposal

All cash, premium proposal to shareholders

– Premium being paid on top of near-all time high trading valuation for Dawn At or above equity research analyst 12 month forward price targets

Represents purchase price multiples well in excess of relevant benchmarks

– Dawn historic trading multiples

– Peer trading multiples

– Precedent transactions

Proposal gives credit for significant margin upside from projected 2013E levels

High degree of transaction certainty and ability to move quickly

Markets have recognized the attractiveness of the deal

– Dawn’s VWAP since 6/10/13(a) is $12.57, within 5% of DHM’s proposal

Deutsche Bank (a) VWAP from 6/11/13 to 6/20/13. 12

Corporate Banking & Securities

Attractive all-cash premium to market

Proposal price premium

$14.00

$13.00

DHM proposal: $12.00

$12.00

18% 19% share $11.00 r pe

$10.20 price $10.08 Dawn $10.00

$9.00

$8.00

$7.00

Pre-proposal Pre-proposal (6/10/13) 1-month VWAP

Deutsche Bank Source: Factset 13

Corporate Banking & Securities

Proposal is at or above analyst 12 month forward share price targets

Research analysts are basing their price targets on a 20%+ improvement of EBITDA on average from 2013 to 2014

The highest share price targets already factored in non-core asset sales and potential M&A optionality



$13.00
$12.00
$11.00
$10.00
$9.00
$8.00
Dawn price per share
DHM offer: $12.00
$9.00
$10.50
$12.00
BAML (5/6/13)
Goldman Sachs (5/28/13)
Janney (5/4/13)

"Our $9 price objective is based on our 2014 EBITDA estimate of $165mn and a 6.5x multiple. The multiple is in line with the average of peer banana companies Fresh Del Monte (FDP) and Chiquita (CQB)."
- BAML (5/6/13)

"On lower EBITDA and cash flow estimates, we cut our 12-month price target to $10.50 from $11; 7X EV/EBITDA multiple (85%) and M&A at 8X EBITDA (15%)."
- Goldman Sachs (5/28/13)

"…we already give the company credit for (the sale of Hawaiian non-core land of $170mm) in our valuation consideration."
- Goldman Sachs (5/8/13)

"…Dawn's commodity-centric capital allocation track record suggests risk… shareholder alignment remains strong with huge insider ownership… Our $12 FVE values Dawn at 11x FY14E FCF/share, including $2 from monetization of its non-core Hawaiian land assets held-for-sale."
- Janney (5/4/13)

Note: BB&T does not provide a price target.
Source: Research estimates

Deutsche Bank
Corporate Banking & Securities
14

The proposal was made at a time when Dawn was trading near its all-time high EBITDA multiple

Average trading multiples(c) Since IPO(a)

Avg. multiple 11.0x

1	month 9.8x Pre-proposal(b):9.8x
6	month 9.1x
1	year 8.3x 10.0x 2 year 7.2x 3 year 6.9x Since IPO 6.7x multiple 9.0x

ITDA 8.0x

EB CY

/ Avg. since IPO: 6.7x TEV 7.0x

6.0x

5.0x

4.0x

12/2/09 5/11/10 10/19/10 3/29/11 9/6/11 2/13/12 7/23/12 12/31/12 6/10/13

(a)	Research estimates for Dawn were first reported on 12/2/2009. (b) Based on research estimates.

(c) Trading multiple is calculated as TEV / current year projected EBITDA (i.e. trading multiple for 4/30/2011 would be TEV / 2011E EBITDA).

Source: Factset and research estimates

Deutsche Bank 15 Corporate Banking & Securities

Proposal is at a compelling valuation compared to

historical trading levels

To match the $12 per Total enterprise value build Average EBITDA trading multiples(a)

share proposal price at

6/10/13 DHM % premium to proposal at

Dawn’s long term average share price proposal

trading multiple of 6.7x, Avg. multiple 11.0x 10.2x

Dawn would need to Share price $10.20 $12.00

generate more than $225

million in EBITDA, above Shares outstanding 90 90

levels generated in any 1-year 8.3x 32% 23%

year since the IPO Market cap $913 $1,082

Net debt 440 440

TEV $1,357 $1,522

2-year 7.2x 52% 41%

2013E EBITDA

Research consensus $139 $139

3-year 6.9x 59% 48%

Management guidance 150 150

TEV / 2013E EBITDA

Research consensus 9.8x 11.0x Since IPO 6.7x 63% 51%

Management guidance 9.0x 10.2x

(a) Trading multiple is calculated as TEV / current year projected EBITDA (i.e. trading multiple for 4/30/2011 would be TEV / 2011E EBITDA).

Source: Factset and research estimates

Deutsche Bank 16

Corporate Banking & Securities

Proposal is at a compelling valuation compared to

peers’ trading levels

TEV / 2013E EBITDA TEV / 2014E EBITDA

DHM (research consensus): 11.0x(a) DHM (research consensus): 9.1x(c)

DHM (guidance): 10.2x(b)

45%—57% 52% premium

premium to to peer

average 8.6x average 7.2x

7.5x Peer average: Peer average:

7.0x 6.0x 6.0x

4.8x

4.9x

Chiquita Fresh Del Monte Fyffes Chiquita Fresh Del Monte Fyffes

(a)	Represents implied TEV / 2013E EBITDA based on research estimated 2013E EBITDA of $ 139mm.
(b)	Represents implied TEV / 2013E EBITDA based on Company guidance 2013E EBITDA of $150mm.
(c)	Represents implied TEV / 2014E EBITDA based on research estimated 2014E EBITDA of $ 167mm.

Source: Company filings and research estimates

Deutsche Bank 17

Corporate Banking & Securities

Dawn’s operating metrics are most comparable to

commodity fruit and vegetable peers

Legend CY2012 – CY2014E revenue CAGR

Dawn(a) Mean = 1.8% Mean = 5.8% Mean = 2.3%

16.4%

Median = 2.2% Median = 4.9% Median = 2.9%

Commodity fruit and vegetable peers

CQB Chiquita Brands 8.5% 6.6%

FDP Fresh Del Monte 3.5% 2.2% 5.4% 4.9% 3.5% 3.3% 2.6% 4.9% 4.2% 3.3% 2.5%

0.8% 0.8% NA 0.7%

FYF Fyffes

(0.3%) (1.8%)

Mid-cap packaged food peers Dawn FYF FDP CQB HAIN FLO BGS HRL POST THS HSH LNCE PF LANC SAFM JBS TSN SFD PPC DF

BGS B&G Foods

FLO Flowers Foods

CY2013E EBITDA margin

HAIN Hain Celestial

HRL Hormel Mean = 5.1% Mean = 15.9% Mean = 6.9%

Median = 4.8% 26.3% Median = 13.9% Median = 6.5%

HSH Hillshire Brands 21.9%

18.3%

LANC Lancaster Colony 15.8% 14.3% 13.6% 13.2% 12.5% 11.9%

PF Pinnacle Foods 10.8% 10.1% 8.2%

POST Post Holdings 5.8% 4.8% 4.7% 6.5% 6.4% 5.5% 4.9%

3.3%

LNCE Snyder’s-Lance

THS TreeHouse Foods Dawn FDP FYF CQB BGS POST PF LANC THS HAIN HSH FLO LNCE HRL SAFM PPC JBS SFD TSN DF

Commodity protein / dairy peers

DF Dean Foods TEV / CY2013E EBITDA

JBS JBS SA Mean = 7.0x Mean = 11.1x Mean = 6.5x

PPC Pilgrims Pride Median = 7.5x 14.9x Median = 11.2x Median = 6.7x

SAFM Sanderson Farms 12.1x

SFD Smithfield 11.0x 10.2x 8.6x 11.4x 11.3x 11.3x 11.1x 10.3x 10.2x 9.6x 8.9x

TSN Tyson 7.5x 4.9x 7.0x 6.7x 6.7x 6.6x 6.4x 5.8x

Dawn(b) Dawn(c) FDP CQB FYF HAIN BGS LNCE HRL FLO LANC PF THS POST HSH SFD(d) JBS PPC DF SAFM TSN

Cons Mgmt

Deutsche Bank Note: As of 6/10/13. 18

(a)	Based on research estimates.

Corporate Banking & Securities (b) Calculated as DHM proposal TEV of $ 1,523mm / LTM research estimated EBITDA of $ 139mm.

(c)	Calculated as DHM proposal TEV of $ 1,523mm / LTM management EBITDA of $ 150mm.
(d)	Smithfield based on unaffected share price as of 05/28/13.

Source: Factset and research estimates

Fruit & vegetable and similar commodity centric companies

sell for lower valuations

Annc. date Target Acquirer EBITDA margin TEV / LTM EBITDA

On average, the selected

transaction targets had Sep-12 Dole Asia ITOCHU 7.6% 9.0x

EBITDA margins more Jul-12 Bolthouse Farms Campbell Soup 22.1% 10.2x than 4x Dawn’s EBITDA

margin Nov-10 Del Monte Foods KKR / Centerview / Vestar 16.9% 8.2x

May-10 Michael Foods GS Capital Partners 14.2% 7.8x

Nov-09 Birds Eye Foods Pinnacle ods Group 18.2% 8.2x

Jun-08 Caribana Fresh Del Monte 10.5% 8.1x

Feb-07 Pinnacle Foods Group Blackstone 16.3% 9.2x

Oct-05 Bolthouse Farms Madison Dearborn 30.8% 9.3x

Feb-05 Fresh Express Chiquita 9.2% 9.4x

Jul-04 Riviana Foods Ebro Puleva 11.2% 8.9x

Oct-03 Michael Foods TH Lee Partners 13.5% 7.2x

Jan-03 Standard Fruit &Vegetable Fresh Del Monte 5.1% 5.9x

Dec-02 Goodman Fielder Burns Philp 11.3% 6.1x

Sep-02 Dole Food David H. Murdock 9.0% 6.1x

Jun-02 Agrilink Foods (Birds Eye) Vestar Capital Partners 12.8% 7.2x

Oct-01 P&G (Jif & Crisco) JM Smucker 21.0% 7.7x

Aug-01 Fresh Express Performance Food Group 7.4% 7.7x

Apr-01 Dean Foods Co Suiza Foods Corp 8.2% 7.0x

Mean: 13.6% 7.9x

Median: 12.1% 7.9x

Deutsche Bank Source: Company filings 19

Corporate Banking & Securities

Broader set of Food & Beverage transactions over the last 18 months

Of the deals in the past 18 months, only 4 were commodity centric transactions with similar characteristics to Dawn; the others were higher margin, value-add businesses

Annc. Date	Target	Acquirer	EBITDA margin	TEV / LTM EBITDA
Jun-13	Pirate Brands	B&G Foods	22.4%	10.3x
May-13	Smithfield Foods	Shuanghui International	5.8%	9.3x
Apr-13	DEMaster Blenders	Joh. A. Benckiser	14.5%	18.5x
Mar-13	CSM (Bakery Supplies)	Rhone Capital	5.9%	7.0x
Feb-13	HJ Heinz	Investor Group	18.0%	13.0x
Jan-13	Unilever (Skippy)	Hormel Foods Corp	18.9%	10.0x
Dec-12	Caribou Coffee	Joh. A. Benckiser	9.3%	10.2x
Dec-12	Morningstar Foods	Saputo Inc	9.6%	9.4x
Nov-12	Ralcorp Holdings	ConAgra Foods Inc	12.9%	11.8x
Sep-12	Dole Asia	ITOCHU	7.6%	9.0x
Sep-12	The Snack Factory	Snyder's-Lance	10.8%	19.4x
Jul-12	Bolthouse Farms	Campbell Soup	22.1%	10.2x
Jul-12	Peet's Coffee & Tea	Investor Group	14.1%	19.5x
Jun-12	Centrale Laitiere	Danone	16.2%	13.6x
May-12	Lepage Bakeries	Flowers Foods	18.2%	11.1x
May-12	Yoki Alimentos	General Mills	15.3%	11.8x
May-12	Lactalis American Group	Parmalat S.p.A.	9.4%	10.4x
May-12	Weetabix	Bright Food (Group)	26.1%	10.0x
Mar-12	Alaska Milk	Royal Friesland Campina	14.2%	10.4x
Feb-12	P&G (Pringles)	Kellogg Co	16.2%	11.1x
		Mean:	**14.4%**	**11.8x**
		Median:	**14.4%**	**10.4x**

Note: Green shading represents recent Food & Beverage deals that have more comparable operating metrics to the commodity based precedent transactions.

Source: Company filings

Deutsche Bank
Corporate Banking & Securities
20

High degree of certainty of proposal; ability to move quickly

All-cash proposal at a significant, certain premium

– Shifts all business risks to buyer

Intimate knowledge of the business

– Dawn is a complex, global business

– DHM and advisors able to move quickly through due diligence process

Strong acquisition track record and credibility in the capital markets

– Acquisition of Castle & Cooke, which owned Dawn, in 1985 Take private of Castle & Cooke in 2000

– Take private of Dawn in 2003

Financing well underway

– Highly confident letter from Deutsche Bank

– Company is well-known by DHM’s financier(s)

– DHM’s existing equity in Dawn affords a lower new-equity commitment than a financial sponsor would be required to fund

No regulatory issues

Ability to move quickly

– Committed to move expeditiously, and sign an agreement before July 31st

– Full team of advisors hired

Deutsche Bank 21 Corporate Banking & Securities

Deutsche Bank

Corporate Banking & Securities

Section 3

Timing and proposed next steps

Proposed timing

June July

24 1 8 15 22 29

Dawn and DHM to enter into confidentiality agreement

DHM to provide due diligence list

Dawn to provide due diligence information

Due diligence review

Negotiations of definitive agreement

Transaction signing and announcement

Deutsche Bank 22

Corporate Banking & Securities

Time is of the essence

DHM is ready to move expeditiously; further softening in financing markets will impact transaction economics

HY technicals have softened over the last few weeks as benchmark treasuries have sold off

HY retail funds experienced back to back sizable outflows of $875 and $4,634 million

The HY indices are off approximately 115 bps since their all-time tight levels reached on May 8th

Volatility in the equity and high yield markets has impacted the loan market, with the index widening by 74bps

	May	Current	Delta
HY	4.99%	6.16%	117 bps
BB	3.83%	4.81%	98 bps
B	4.74%	6.04%	130 bps
10-yr	1.77%	2.08%	31 bps

10-year US Treasury



Yield
2.20%
2.10%
2.00%
1.90%
1.80%
1.70%
1.60%
1.50%
2.07%
5/1
5/5
5/10
5/14
5/19
5/23
5/28
6/1
6/6

High yield indices



YTW
6.5%
6.0%
5.5%
5.0%
4.5%
4.0%
3.5%
3.0%
6.2%
6.0%
4.8%
5/1
5/8
5/15
5/22
5/29
6/6
HY
B
BB

High yield fund flows



$2,000
$1,000
$0
($1,000)
($2,000)
($3,000)
($4,000)
($5,000)
$474
$789
($403)
$376
($875)
($4,634)
YTD 2013: -$2.6 bn
YTD 2012: $11.0 bn
2-May
9-May
16-May
23-May
30-May
6-Jun

Loan indices



Bid price
101.0
100.0
99.0
98.0
97.0
100.4
99.6
97.9
5/1
5/8
5/15
5/22
5/29
6/6
LSTA Loan Index
BB Index
B Index

Source: Factset and research estimates

Deutsche Bank
Corporate Banking & Securities
23

Proposed next steps

1. Agree on timeline

2. Enter into confidentiality agreement

3. DHM to provide due diligence information list

4. Dawn to provide due diligence information

5. Parties to begin discussions on definitive agreements

Deutsche Bank 24 Corporate Banking & Securities